UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2010

ADVANCED LIFE SCIENCES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51436	30-0296543
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1440 Davey Road
Woodridge, Illinois	60517
(Address of principal executive offices)	(Zip Code)

(630) 739-6744

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.             Other Events.

On July 7, 2010, Advanced Life Sciences Holdings, Inc. (the “Company”) closed its previously announced registered public offering of units.  As part of the closing, the Company issued 379,188 units at a public offering price of $4.20 per unit, raising approximately $1.59 million in gross offering proceeds and approximately $1.15 million in net proceeds to the Company after deducting placement agent fees and estimated offering expenses payable by the Company (the “Offering”).  The Company intends to use the net proceeds from the Offering for working capital purposes as it continues to work with the FDA toward the completion of the protocol design for the additional clinical data needed for regulatory approval of cethromycin in the treatment of community acquired bacterial pneumonia under a Special Protocol Assessment.

Each unit sold in the Offering consists of (i) 100 shares of the Company’s common stock, (ii) 100 stock warrants to purchase shares of common stock at an exercise price of $0.042 per share (the “Stock Warrants”) and (iii) one warrant to purchase an additional unit, consisting of 100 shares of common stock and 100 Stock Warrants, at an exercise price of $4.20 per additional unit (the “Unit Warrants”).  The Stock Warrants may be exercised at any time during the period commencing six months after the closing date and ending on the fifth anniversary of the closing date.  The Unit Warrants may be exercised at any time during the period commencing on the closing date and ending on the earlier of: (i) the date that is 45 days after the Company’s first public announcement that the FDA has accepted the Company’s Special Protocol Assessment relating to the additional clinical data needed for regulatory approval of cethromycin in the treatment of community acquired bacterial pneumonia and (ii) December 31, 2010.

Dawson James Securities, Inc. (“Dawson James”) acted as the placement agent for the Offering.  In addition to cash placement agent fees, the Company issued to Dawson James a compensation warrant to purchase 1,516,752 shares of common stock at an exercise price of $0.0672 per share.

The Offering was made pursuant to the Company’s effective Registration Statement on Form S-1 (Registration No. 333-165388) and the prospectus included therein filed with the Securities and Exchange Commission pursuant to Rule 424(b) on July 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

Dated: July 8, 2010	By:	/s/ Michael T. Flavin
	Name:	Michael T. Flavin, Ph.D.
	Title:	Chairman and Chief Executive Officer